Exhibit 99.1
November 5, 2008

TO:	All Stockholders
(Individually Addressed)

SUBJECT:	Report for the Month
At the Bank
2008 Member Director Election Results
I am pleased to announce the results of the 2008 Board of Directors election for member directors. As indicated below, two member directors have been re-elected from New York, and one member director has been re-elected from New Jersey. Directors Thomas O’Brien and Jay Ford will both serve four-year terms and Director George Strayton will serve a three-year term, all of which will begin on January 1, 2009.
STATE OF NEW YORK — TWO DIRECTORS

Number of Members Eligible to Vote:	168

Number of Members Casting Votes:	73 eligible members voted representing
37% of total eligible voting participants

Total Eligible Votes for Each Directorship:	5,978,903

		Votes Received

THOMAS M. O’BRIEN President and Chief Executive Officer	State Bank of Long Island Jericho, NY	2,099,402

GEORGE STRAYTON President and Chief Executive Officer	Provident Bank Montebello, NY	2,040,829

STATE OF NEW JERSEY — ONE DIRECTOR

Number of Members Eligible to Vote:	112

Number of Members Casting Votes:	60 eligible members voted representing
62% of total eligible voting participants

Total Eligible Votes for Each Directorship:	3,056,718

Votes Received

JAY M. FORD President and Chief Executive Officer	Crest Savings Bank Wildwood, NJ	1,529,046

Report from the President
November 5, 2008

What follows below for your information is a complete list of the voting results for the Second District. Thank you for participating in this year’s member director election process. Your contribution helps ensure sound representation on our Board of Directors for the mutual benefit of the Bank and all of the stockholders it serves.
Federal Home Loan Bank of New York
2008 Member Director Election Results
NEW YORK

Name	Votes	FHFB ID #	Institution Name

* Thomas M. O’Brien	2,099,402	12856	State Bank of Long Island Jericho

* George Strayton	2,040,829	5190	Provident Bank Montebello

Robert G. Allen	259,805	53967	Teachers Federal Credit Union Farmingville
No. of votes not cast:                    7,557,770 (63%)
NEW JERSEY

Name	Votes	FHFB ID #	Institution Name

* Jay M. Ford	1,529,046	2422	Crest Savings Bank Wildwood

James Hyman	377,261	52702	Hopewell Valley Community Bank Pennington
No. of votes not cast:                    1,150,411 (38%)
* Elected to serve on the Board of Directors of the Federal Home Loan Bank of New York.
2008 Federal Home Loan Bank of New York Dividend Declared at 3.50%
The Board of Directors of the Federal Home Loan Bank of New York declared a regular quarterly cash dividend at an annualized rate of 3.50 percent. The dollar amount of the third quarter dividend was approximately $46 million. The dividend, based on stock held during the period July 1, 2008, through September 30, 2008, was paid to shareholders on October 31, 2008.

Report from the President
November 5, 2008

The third quarter of 2008 was out of the ordinary because the good performance of the business was affected by the failure of Lehman Brothers Holdings, Inc. (“LBHI”), the credit support provider to a former counterparty in swap transactions, and accounting losses from our regular hedging activities. Comparing the third quarter of 2008 to the same quarter of 2007, a solid increase in net interest income can be seen — up 25% from $126 million to almost $158 million. Though rates dropped for interest revenues and expenses, the Bank experienced a $27 billion increase in the average balance of its advances.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2008	2007	2008	2007
Total interest revenue	$937	$1,222	$3,023	$3,400
Interest expense	(779)	(1,096)	(2,554)	(3,048)
Net interest income	158	126	469	352
Other income and (expense)	(59)	(10)	(132)	(42)
Net before credit loss	99	116	337	310
Credit loss — Lehman Bros.	(66)	—	(66)	—
Net before assessments	33	116	271	310
REFCORP and AHP assessments	(9)	(31)	(73)	(83)
Net income	$24	$85	$198	$227
Lehman Brothers Special Financing, Inc. (“LBSF”) was a counterparty to the Bank on interest rate swap transactions that were guaranteed by LBHI, the parent company of LBSF. On September 15, 2008, LBHI filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. This event constituted a default under our contract with LBSF, known as the ISDA Master Agreement. The Bank terminated all swaps with LBSF and replaced a majority of them under extremely difficult market conditions. LBSF filed a petition under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York on Friday, October 3, 2008.
Through September 30, 2008, the Bank estimates that the loss from the LBSF default was almost $66 million. The Bank plans to file claims for its loss from its counterparty and the credit support provider in the bankruptcy proceedings. The amount and timing of such recoveries, if any, are uncertain at this time.
Including the costs of the LBSF default event, through the first nine months of 2008, the Bank’s net income was $198.1 million, a decrease of $29.1 million over the same period last year. Though net interest income increased by almost $32 million in the third quarter, the results for the quarter were negatively impacted by the LBSF default and accounting losses related to our regular derivatives activities. The dividend payout will be approximately $46 million, which is greater than the net income for the quarter by approximately $22 million. The limited use of retained earnings to supplement the quarterly earnings is in accordance with the Bank’s policies and with federal regulations. After the cash dividend distribution, the Bank will have $239 million in net retained earnings as of September 30, 2008. The Bank will continue to maintain a retained earnings level consistent with the Bank’s conservative Retained Earnings and Dividend Policy.
Total assets increased 19.6 percent to $130.6 billion at September 30, 2008, up from $109.7 billion at the end of 2007. Advances increased 25.8 percent to $103.3 billion, compared with $82.1 billion on December 31, 2007, and represented 79.1 percent of total assets.
Through the third quarter of 2008, $23.0 million was accrued for future use in the Affordable Housing Program, of which $2.87 million was recognized as expense during the third quarter.
Despite the continuing extraordinary events affecting the broad economy, including the credit, banking, and mortgage markets, the Bank continued to perform its mission of being a reliable source of wholesale funding to members. Our liquidity position remained strong throughout the quarter. Our ability to access funds from the capital markets was sufficient to meet our operational needs, including the growth in member advances. We continued to have limited credit risk exposure from offering secured loans to members (advances),

Report from the President
November 5, 2008

purchasing mortgage loans, making investments, and executing derivatives instruments. Since our founding in 1932, we have never experienced a credit-related loss on any advance.
The Federal Home Loan Banks were created by Congress to supply reliable, low-cost funding to community member-lenders in all business cycles. This significant increase in advances demonstrates the important role we play as we help members serve their communities regardless of the economic environment.
Future dividend rates may be significantly different from the current rate as a result of a number of factors, including the effects of: derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve the desired funding at a reasonable cost. Future earnings will be used, in part, to replenish the Bank’s retained earnings.
Regulatory Action Alert
As a reminder, there are two new regulatory developments on which you may want to comment. First, on October 16, 2008, the FDIC published a proposal in the Federal Register to replenish the Deposit Insurance Fund. The proposal increases premiums overall for insured depositories and introduces a risk-based element to insurance pricing. The FDIC also announced a new set of surcharges for depository institutions that have secured liabilities in amounts greater than 15% of their consumer deposits. Secured liabilities include Home Loan Bank advances, repurchase agreements, and Fed Funds purchased. We believe that advances are a vital and stable source of liquidity for member banks and that the treatment of advances in the proposed assessment could serve to reduce the use of advances, thereby harming the profitability and the safety and soundness of member banks. The comment period closes November 17, 2008.
Second, on October 27, 2008, the FED, FDIC, OCC, and OTS published a joint proposal in the Federal Register to lower the risk-based capital weightings that regulated depository institutions assigned to Fannie Mae and Freddie Mac securities from 20% to 10%. We believe strongly that this change in risk weightings should also be applied to Home Loan Bank debt. Comments are due to the organizations by November 26, 2008.
At www.fhlbny.com you will find, for your reference, the comment letters from the New York Home Loan Bank submitted on these issues.
I would like to thank each stockholder for your business.
Sincerely,
Alfred A. DelliBovi
President
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.